Exhibit 99.1

MYR Group Inc. Announces First-Quarter 2013 Results

Rolling Meadows, Ill., May 8, 2013 — MYR Group Inc. (“MYR”) (NASDAQ: MYRG), a leading specialty contractor serving the electrical infrastructure market in the United States, today announced its first-quarter 2013 financial results.

Highlights

•                  Q1 2013 gross margin of 13.6 percent compared to 10.9 percent in Q1 2012.

•                  Q1 2013 diluted earnings per share (EPS) of $0.32 compared to $0.29 in Q1 2012.

•                  Q1 2013 EBITDA of $18.4 million compared to $16.0 million in Q1 2012.

Management Comments

Bill Koertner, MYR’s president and CEO said, “Solid execution on our jobs resulted in higher gross profit, EPS and EBITDA for the first quarter of 2013. The material and subcontractor cost components of contract cost on a few large transmission projects were down in the first quarter of 2013 compared to the first quarter of 2012, which resulted in lower revenues; however, our gross margin in the first quarter of 2013 was substantially higher than the prior-year period. Our C&I segment continued to improve in the first quarter, generating significantly higher revenues and margins over the prior-year period. With our highly skilled workforce, extensive fleet of equipment and strong balance sheet, we believe we are attractively positioned within our industry, and we remain optimistic about our outlook over the long term. We continue to focus on both bidding new work as well as executing the projects already in our backlog.”

First-Quarter Results

MYR reported first-quarter 2013 revenues of $201.3 million, a decrease of $38.9 million, or 16.2 percent, compared to the first quarter of 2012. Specifically, the Transmission and Distribution (T&D) segment reported revenues of $160.5 million, a decrease of $44.5 million, or 21.7 percent, over the first quarter of 2012. The majority of the decrease in T&D revenues was the result of a reduction in the amount of material and subcontractor costs from several ongoing large transmission projects. Material and subcontractor cost in our T&D segment comprised approximately 27 percent of total contract cost in the first quarter of 2013, compared to approximately 43 percent in the first quarter of 2012. The Commercial and Industrial (C&I) segment reported first-quarter 2013 revenues of $40.8 million, an increase of $5.6 million, or 15.8 percent, over the first quarter of 2012.The increase in C&I revenues was mainly due to increased revenues from projects with contract values greater than $3.0 million.

Consolidated gross profit increased to $27.3 million, or 13.6 percent of revenues, in the first quarter of 2013, compared to $26.1 million, or 10.9 percent of revenues, in the first quarter of 2012. The increase in gross profit was primarily due to an increase in contract margins on transmission projects with a contract value in excess of $3.0 million. The increase in gross margin was due to better project execution, higher equipment utilization and the underlying mix of contract cost components which included less material and subcontractor cost and more labor and equipment. Approximately 100 basis points of the increase in gross margin was due to improved contract

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margins on a few large transmission projects as a result of increased productivity levels, cost efficiencies, additional work and effective contract management.

Selling, general and administrative expenses increased slightly to $16.0 million in the first quarter of 2013 compared to $15.9 million in the first quarter of 2012.

For the first quarter of 2013, net income was $7.0 million, or $0.32 per diluted share, compared to $6.2 million, or $0.29 per diluted share, for the same period of 2012. First-quarter 2013 EBITDA, a non-GAAP financial measure, was $18.4 million, or 9.1 percent of revenues, compared to $16.0 million, or 6.7 percent of revenues, in the first quarter of 2012. The increase in EBITDA as a percentage of revenues was mainly due to the higher gross margin, as discussed above.

Backlog

As of March 31, 2013, MYR’s backlog was $467.1 million, consisting of $356.9 million in the T&D segment and $110.2 million in the C&I segment. Total backlog at March 31, 2013 was $30.5 million lower compared to the $497.6 million reported at December 31, 2012. T&D backlog decreased $18.8 million, or 5.0 percent, while C&I backlog decreased $11.7 million, or 9.6 percent. Total backlog decreased $172.8 million, or 27.0 percent, from the $639.9 million reported at March 31, 2012.

Balance Sheet

As of March 31, 2013, MYR had cash and cash equivalents of $21.3 million and $155.3 million of borrowing availability under its credit facility. MYR’s long-term credit agreement matures in December 2016.

Share Repurchase Program Extended

On May 2, 2013, MYR’s board of directors approved an extension of the share repurchase program announced on August 7, 2012 and increased the size of the program to $22.5 million of its outstanding common stock. The shares may be repurchased in the open market or otherwise, in accordance with applicable legal requirements. The timing of the repurchases and the exact number of shares of common stock to be purchased will be determined by MYR, and will depend upon market and business conditions and other factors. The program does not obligate MYR to acquire any particular amount of common stock. The modified program, which will become effective on May 13, 2013, will remain open until August 29, 2014, unless earlier terminated. MYR expects to fund the program using available liquidity. No shares have been repurchased under the share repurchase program, which became effective on August 12, 2012.

Non-GAAP Financial Measures

To supplement MYR’s financial statements presented in accordance with generally accepted accounting principles in the United States (GAAP), MYR uses certain non-GAAP measures. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release.  MYR’s definitions of these non-GAAP measures may differ from similarly titled measures used by others.  These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

MYR believes that these non-GAAP measures are useful because they (i) provide both management and investors meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results, (ii) permit investors to view MYR’s performance using the same tools that management uses to evaluate MYR’s past performance, reportable business segments and prospects for future performance, (iii) publicly disclose results that are relevant to financial covenants included in MYR’s credit facility and (iv) otherwise provide supplemental information that may be useful to investors in evaluating MYR

Conference Call

MYR will host a conference call to discuss its first-quarter 2013 results on Thursday, May 9, 2013, at 9:00 a.m. Central time. To participate in the conference call via telephone, please dial (877) 561-2750 (domestic) or (763) 416-8565 (international) at least five minutes prior to the start of the event. A replay of the conference call will be available through Wednesday, May 15, 2013, at 11:59 p.m. Eastern time, by dialing (855) 859-2056 or (404) 537-3406, and entering conference ID 30867334. MYR will also broadcast the conference call live via the internet. Interested parties may access the webcast through the Investor Relations section of the Company’s website at www.myrgroup.com. Please access the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The webcast will be available until May 15, 2013.

About MYR Group Inc.

MYR is a leading specialty contractor serving the electrical infrastructure market in the United States. MYR is one of the largest national contractors servicing the transmission and distribution sector of the United States electric utility industry. MYR’s transmission and distribution customers include electric utilities, private developers, cooperatives and municipalities. MYR provides a broad range of services on electric transmission and distribution networks and substation facilities which include design, engineering, procurement, construction, upgrade, maintenance and repair services with a particular focus on construction, maintenance and repair, throughout the continental United States. MYR also provides commercial and industrial electrical contracting services to property owners and general contractors in the western United States.

Forward-Looking Statements

Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income, capital spending, segment improvements and investments. Forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “plan,” “goal,” “see,” “should,” “appears” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this announcement speak only as of the date of this announcement; we disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Forward-looking statements in this press announcement should be evaluated together with the many uncertainties that affect MYR’s business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of MYR’s Annual

Report on Form 10-K for the fiscal year ended December 31, 2012, and in any risk factors or cautionary statements contained in MYR’s Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

MYR Group Inc. Contact:

Paul J. Evans, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

Financial tables follow…

MYR GROUP INC.

Consolidated Balance Sheets

As of March 31, 2013 and December 31, 2012

	March 31,	December 31,
(In thousands, except share and per share data)	2013	2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$21,281	$19,825
Accounts receivable, net of allowances of $1,184 and $1,305, respectively	159,349	167,241
Costs and estimated earnings in excess of billings on uncompleted contracts	43,274	61,773
Deferred income tax assets	12,742	12,742
Receivable for insurance claims in excess of deductibles	11,341	11,379
Refundable income taxes	—	1,044
Other current assets	5,097	4,396
Total current assets	253,084	278,400
Property and equipment, net of accumulated depreciation of $94,680 and $88,042, respectively	134,885	128,911
Goodwill	46,599	46,599
Intangible assets, net of accumulated amortization of $2,642 and $2,558, respectively	10,450	10,534
Other assets	1,874	1,904
Total assets	$446,892	$466,348
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$61,230	$84,481
Billings in excess of costs and estimated earnings on uncompleted contracts	32,240	32,589
Accrued self insurance	39,545	39,583
Accrued income taxes	1,419	—
Other current liabilities	26,018	32,240
Total current liabilities	160,452	188,893
Deferred income tax liabilities	21,530	21,530
Other liabilities	1,267	1,235
Total liabilities	183,249	211,658
Commitments and contingencies
Stockholders’ equity:
Preferred stock—$0.01 par value per share; 4,000,000 authorized shares; none issued and outstanding at March 31, 2013 and December 31, 2012	—	—
Common stock—$0.01 par value per share; 100,000,000 authorized shares; 20,981,098 and 20,747,161 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively	208	206
Additional paid-in capital	156,555	154,564
Retained earnings	106,880	99,920
Total stockholders’ equity	263,643	254,690
Total liabilities and stockholders’ equity	$446,892	$466,348

MYR GROUP INC.

Unaudited Consolidated Statements of Operations

Three Months Ended March 31, 2013 and 2012

	Three months ended
	March 31,
(In thousands, except per share data)	2013	2012
Contract revenues	$201,342	$240,228
Contract costs	174,039	214,125
Gross profit	27,303	26,103
Selling, general and administrative expenses	16,007	15,918
Amortization of intangible assets	84	84
Gain on sale of property and equipment	(178)	(127)
Income from operations	11,390	10,228
Other income (expense)
Interest income	3	—
Interest expense	(183)	(182)
Other, net	5	(27)
Income before provision for income taxes	11,215	10,019
Income tax expense	4,255	3,809
Net income	$6,960	$6,210
Income per common share:
—Basic	$0.33	$0.30
—Diluted	$0.32	$0.29
Weighted average number of common shares and potential common shares outstanding:
—Basic	20,661	20,300
—Diluted	21,311	21,087

MYR GROUP INC.

Unaudited Consolidated Statements of Cash Flows

Three Months Ended March 31, 2013 and 2012

	Three months ended
	March 31,
(In thousands)	2013	2012
Cash flows from operating activities:
Net income	$6,960	$6,210
Adjustments to reconcile net income to net cash flows provided by (used in) operating activities —
Depreciation and amortization of property and equipment	6,879	5,700
Amortization of intangible assets	84	84
Stock-based compensation expense	751	694
Gain on sale of property and equipment	(178)	(127)
Other non-cash items	34	34
Changes in operating assets and liabilities
Accounts receivable, net	7,892	(28,418)
Costs and estimated earnings in excess of billings on uncompleted contracts	18,499	(10,179)
Construction materials inventory	—	2,461
Receivable for insurance claims in excess of deductibles	38	180
Other assets	339	590
Accounts payable	(23,646)	6,177
Billings in excess of costs and estimated earnings on uncompleted contracts	(349)	3,805
Accrued self insurance	(38)	(647)
Other liabilities	(4,771)	1,428
Net cash flows provided by (used in) operating activities	12,494	(12,008)
Cash flows from investing activities:
Proceeds from sale of property and equipment	178	140
Purchases of property and equipment	(12,458)	(8,330)
Net cash flows used in investing activities	(12,280)	(8,190)
Cash flows from financing activities:
Net borrowings (repayments) on revolving credit facility	—	(10,000)
Employee stock option and restricted stock transactions	679	(74)
Excess tax benefit from stock-based awards	563	20
Debt issuance costs	—	(11)
Net cash flows provided by (used in) financing activities	1,242	(10,065)
Net increase (decrease) in cash and cash equivalents	1,456	(30,263)
Cash and cash equivalents:
Beginning of period	19,825	34,013
End of period	$21,281	$3,750

MYR GROUP INC.

Unaudited Consolidated Selected Data and Net Income Per Share

Three and Twelve Months Ended March 31, 2013 and 2012

	Three months ended		Last twelve months ended
	March 31,		March 31,
(in thousands, except per share data)	2013	2012	2013		2012
Summary Statement of Operations Data:
Contract revenues	$201,342	$240,228	$960,073		$870,290
Gross profit	$27,303	$26,103	$119,853		$90,080
Income from operations	$11,390	$10,228	$56,924		$32,234
Net income	$6,960	$6,210	$35,012		$20,008

Per Share Data:
Income per common share (1):
- Basic	$0.33	$0.30	$1.68	(2)	$0.99	(2)
- Diluted	$0.32	$0.29	$1.64	(2)	$0.95	(2)
Weighted average number of common shares and potential common shares outstanding :
- Basic	20,661	20,300	20,481	(3)	20,210	(3)
- Diluted	21,311	21,087	21,211	(3)	21,022	(3)

	March 31,	December 31,	March 31,		March 31,
(in thousands)	2013	2012	2012		2011
Summary Balance Sheet Data:
Total assets	$446,892	$466,348	$420,933		$356,100
Total stockholders’ equity (book value)	$263,643	$254,690	$222,552		$198,005
Goodwill and intangible assets	$57,049	$57,133	$57,384		$57,719
Total debt	$—	$—	$—		$10,000

(1)                    MYR calculates net income per common share in accordance with ASC 260, Earnings Per Share.

(2)                    Last-twelve-months earnings per share is the sum of earnings per share reported in the last four quarters.

(3)                    Last-twelve-months average basic and diluted shares were determined by adding the average shares reported for the last four quarters and dividing by four.

MYR GROUP INC.

Unaudited Performance Measures and Reconciliation of Non-GAAP Measures

Three and Twelve Months Ended March 31, 2013 and 2012

	Three months ended		Last twelve months ended
	March 31,		March 31,
(in thousands, except per share data, ratios and percentages)	2013	2012	2013	2012

Financial Performance Measures (1):
EBITDA (2)	$18,358	$15,985	$83,069	$53,112
EBITDA per Diluted Share (3)	$0.86	$0.76	$3.92	$2.52
Book Value per Diluted Share (4)	$12.37	$10.55
Tangible Book Value (5)	$206,594	$165,168
Tangible Book Value per Diluted Share (6)	$9.69	$7.83
Free Cash Flow (7)	$36	$(20,338)
Debt Leverage Ratio (8)	0.0	0.0
Asset Turnover (9)			2.28	2.44
Return on Assets (10)			8.3%	5.6%
Return on Equity (11)			15.7%	10.1%

Reconciliation of Non-GAAP measures:
Reconciliation of Net Income to EBITDA:
Net income	$6,960	$6,210	$35,012	$20,008
Interest expense, net	180	182	848	492
Provision for income taxes	4,255	3,809	20,874	11,648
Depreciation and amortization	6,963	5,784	26,335	20,964
EBITDA (2)	$18,358	$15,985	$83,069	$53,112

Reconciliation of Net Income per diluted share to EBITDA per diluted share:
Net Income per share:	$0.32	$0.29	$1.64	$0.95
Interest expense, net, per share	$0.01	$0.01	$0.04	$0.02
Provision for income taxes per share	$0.20	$0.18	$0.99	$0.55
Depreciation and amortization per share	$0.33	$0.28	$1.25	$1.00
EBITDA per diluted share (3)	$0.86	$0.76	$3.92	$2.52

Reconciliation of Book Value to Tangible Book Value:
Book value (total stockholders’ equity)	$263,643	$222,552
Goodwill and intangible assets	(57,049)	(57,384)
Tangible Book Value (5)	$206,594	$165,168

Reconciliation of Book Value per diluted share to Tangible Book Value per diluted share:
Book value per diluted share:	$12.37	$10.55
Goodwill and intangible assets per diluted share	(2.68)	(2.72)
Tangible Book Value per diluted share (6)	$9.69	$7.83

Calculation of Free Cash Flow:
Net cash flow from operating activities	$12,494	$(12,008)
Less: cash used in purchasing property and equipment	(12,458)	(8,330)
Free Cash Flow (7)	$36	$(20,338)

(1)                   These financial performance measures are provided as supplemental information to the financial statements. These measures are used by management to evaluate our past performance and prospects for future performance, to review measurements included in the financial covenants in our credit facility and to compare our results with those of our peers.  In addition, we believe that certain of the measures, such as book value, tangible book value, free cash flow, asset turnover, return on equity and debt leverage are measures that are monitored by sureties, lenders, lessors, suppliers and certain investors. Our calculation of each measure is described in the following notes; our calculation may not be the same as the calculations made by other companies.

(2)                   EBITDA is defined as earnings before interest, taxes, depreciation and amortization.  EBITDA is not recognized under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity. EBITDA is a component of the debt to EBITDA covenant that we must report to our bank on a quarterly basis. In addition, management considers EBITDA a useful measure because it eliminates differences which are caused by different capital structures as well as different tax rates and depreciation schedules when comparing our measures to our peers’ measures.

(3)                   EBITDA per share is calculated by dividing EBITDA by the weighted average number of diluted shares outstanding for the period. EBITDA per diluted share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.

(4)                   Book value per share is calculated by dividing total stockholders’ equity at the end of the period by the weighted average diluted shares outstanding for the period.

(5)                   Tangible book value is calculated by subtracting goodwill and intangible assets outstanding at the end of the period from stockholders’ equity outstanding at the end of the period. Tangible book value is not recognized under GAAP and does not purport to be an alternative to book value or stockholders’ equity.

(6)                    Tangible book value per share is calculated by dividing tangible book value at the end of the period by the weighted average number of diluted shares outstanding for the period. Tangible book value per diluted share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.

(7)                 Free cash flow, which is defined as cash flow provided by operating activities minus cash flow used in purchasing property and equipment, is not recognized under GAAP and does not purport to be an alternative to net income, cash flow from operations or the change in cash on the balance sheet. Management views free cash flow as a measure of operational performance, liquidity and financial health.

(8)                    The debt leverage ratio is calculated by dividing total debt at the end of the period by total stockholders’ equity at the end of the period.

(9)                    Asset turnover is calculated by dividing the current period revenue by total assets at the beginning of the period.

(10)             Return on assets is calculated by dividing net income for the period by total assets at the beginning of the period.

(11)             Return on equity is calculated by dividing net income for the period by total stockholders’ equity at the beginning of the period.

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